Exhibit 10.1

[Form of LTIP Employee Award Agreement]

November 14, 2011

[Name of Award Participant]

Oragenics, Inc.

3000 Bayport Drive, Suite 685

Tampa FL 33607

Re: Equity/Long-Term Incentive Award Agreement

Dear [Name of Award Participant]:

This letter agreement (this “Agreement”) sets forth the terms of your stock bonus opportunity with Oragenics, Inc. (the “Company”). This opportunity is granted under and is subject to the terms and conditions of the Company’s 2002 Amended and Restated Stock Option and Incentive Plan, as amended (the “Plan”).

You shall receive a bonus, payable in shares of common stock of the Company (the “Common Stock”), as a retention award (a “Retention Award”) immediately upon the date hereof.

Further as described more fully below you may also be eligible to receive a bonus payable in shares of common stock if you continue to be employed by the Company or any of its subsidiaries through the first to occur of either of the following: (i) the Company’s achievement, on or before December 31, 2013 (the “Termination Date”), of the various “Performance Goals” set forth below, or (ii) the effective date of a “Change in Control” (as defined below) of the Company that occurs at any time following the date of this Agreement and on or before the Termination Date. Any portion of this award that does not become payable on or before the Termination Date (e.g., because no such Change in Control occurs and as to any Performance Goals that are not satisfied) will terminate on the Termination Date and you will have no further right with respect thereto or in respect thereof. Furthermore, should you cease to be employed by the Company or one of its subsidiaries, this award (to the extent a Change in Control does not occur before the date of such termination of employment, but regardless of any Performance Goals achieved prior to such termination of employment) will terminate on the date your employment by the Company or one of its subsidiaries ceases and you will have no further right with respect thereto or in respect thereof.

Retention Award. Upon the date hereof you shall receive a Retention Award of the number of shares of Common Stock determined by multiplying (i) the award percentage set forth under retention in Table A below by (2) the total number of outstanding shares of Common Stock, determined on a non-fully diluted basis.

Performance Goal Award Opportunities. Upon the occurrence of a “Performance Vesting Date” (as defined below) with respect to a “Performance Goal” described below, you will be entitled to receive a number of shares of Common Stock determined by multiplying (1) the award percentage (each, an “Award Percentage”) corresponding to that particular Performance Goal as set forth in Table A below by (2) the total number of outstanding shares of Common Stock, determined on a non-fully diluted basis, as of that particular applicable Performance Vesting Date. The Performance Goals are as follows:

(i)	achievement of Company fiscal year sales equal or greater than $10,000,000;

(ii)	achievement of Company fiscal year sales equal or greater than $20,000,000;

(iii)	achievement by the Company of cash flow positive in any fiscal quarter;

(iv)	achievement by the Company of earnings per share in any fiscal year equal or greater than $0.02 per share of Company stock;

(v)	achievement of price per share of Company stock equal to $10.00;

(vi)	achievement of price per share of Company stock equal to $20.00;

(vii)	licensing of any science technology which results in upfront cash receipt of $2M; or

(viii)	Company capital raise of $5,000,000 in each fiscal year or in a $10,000,000 single raise.

Table A

Performance Goals
	Retention		$10M		$20M		Positive		EPS		$10 Share		$20 Share		License		Capital
			Sales		Sales		CF		Goal		Appreciation		Appreciation		Technology		Raise

Award Percentage	[	]%	[	]%	[	]%	[	]%	[	]%	[	]%	[	]%	[	]%	[	]%

For purposes of this Agreement, the “Performance Vesting Date” with respect to a Performance Goal shall be the day on which the Compensation Committee of the Company’s Board of Directors certifies and determines, in its reasonable discretion, that the applicable Performance Goal has been achieved. If you become entitled to a stock bonus in connection with the achievement of a Performance Goal as provided above and you are employed by the Company or a Subsidiary on the related Performance Vesting Date, you will receive the number of shares of Common Stock due in connection with the achievement of that Performance Goal on or as soon as a Control Change Priceable after (and in all events within two and one-half months after) the applicable Performance Vesting Date. For purposes of clarity, if you become entitled to a bonus upon achievement of any Performance Goal set forth above, you shall not again become entitled to a bonus with respect to that same Performance Goal if it is thereafter achieved by the Company again, but for as long as you continue to be employed by the Company or one of its subsidiaries through the applicable Performance Vesting Date(s) you will remain eligible for bonuses with respect to the other Performance Goals theretofore achieved.

Change in Control. Notwithstanding the foregoing, in the event a Change in Control of the Company occurs, and if you are then still employed by the Company or one of its subsidiaries, you will be entitled (subject to the provision below regarding the Share Appreciation Goals) to receive the full amount of the bonus with respect to any Performance Goal as to which the related Performance Vesting Date did not occur prior to the date of the Change in Control as though the Performance Goal had been fully achieved as of the time of the Change in Control. With respect to the Share Appreciation Goals in such circumstances (to the extent the related Performance Vesting Date did not occur before the date of the Change in Control): (i) you will receive the full Award Percentage with respect to the Share Appreciation Goals if the price per share of Common Stock in the Change in Control transaction (or, if there is no such price in the transaction, the last closing price of a share of the Common Stock (on the principal exchange upon which the Common Stock is then listed or admitted to trade) on the last trading day preceding the date of the Change in Control) (the “Control Change Price”) equals or exceeds the applicable Share Appreciation Goals price per share; and (ii) if the Control Change Price is less than any Share Appreciation Goals price per share then, you will not be entitled to any award with respect to the Share Appreciation Goal and the Award Percentage with respect to that goal shall be deemed to be zero (0). For purposes of clarity, you will have no right in connection with a Change in Control as to any Performance Goal as to which a Performance Vesting Date occurred before the date of the Change in Control (other than the right to the payment of the related bonus to the extent not theretofore paid). Further, and notwithstanding anything else contained herein to the contrary, you will have no continuing right to a bonus to the extent a Change in Control occurs and bonuses are deemed triggered by that Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean: a “Corporate Transaction” as defined in the Plan and such Change in Control as so defined shall only include the first Change in Control to occur, if any, following the effective date of this Agreement and prior to the Termination Date. If you become entitled to an award in connection with a Change in Control as provided above, you will receive payment of such award on (or immediately prior to) or within two and one-half months following the Change in Control.

Continued Employment or Services. Notwithstanding anything else contained herein to the contrary, to be eligible to receive a bonus pursuant to this Agreement, you must be employed by the Company or one of its subsidiaries through each Performance Vesting Date or the date of a Change in Control, as applicable. Employment or services for a portion of the term of this Agreement, no matter how substantial, shall not entitle to you any proportionate interest in any bonus under any circumstances.

Subject to any written employment or severance agreement you may have with the Company (or any of its affiliates) and subject to applicable law, nothing contained in this Agreement constitutes an employment or service commitment by the Company (or any of its affiliates), affects your status as an employee at will who is subject to termination without cause at any time, or interferes in any way with the Company’s right (or the right of its affiliates) to change your compensation or other terms of employment at any time.

The bonuses and bonus opportunities under this Agreement are not to be taken into account in determining your severance benefits, if any, under any employment or severance agreement or plan you may become entitled to in connection with a termination of your employment.

Rights as Stockholder. You will have no rights or privileges as a stockholder as to any of the shares of Common Stock that are subject to this award until such shares shall have been earned by you (as of the applicable Performance Vesting Date or Change in Control date) and have been actually issued by the Company and are held of record by you (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

Administration. The Company’s Board of Directors reserves the right, in its sole discretion, to determine whether a Performance Goal has been achieved and whether a Change in Control has occurred and to construe and interpret this Agreement setting forth your award opportunity. Any interpretation or determination made by the Company’s Board of Directors with respect to such matters shall be final and binding and given the maximum deference permitted by law. In addition, the Company shall adjust such performance goals to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), any stock split, stock dividend or reverse stock split, or any complete or partial liquidation of the Company, (2) any change in accounting policies or Control Change Prices, (3) the effects of any special charges to the Company’s earnings, or (4) any other similar special circumstances. In addition, the shares subject to the awards are subject to adjustment in certain circumstances pursuant to the Plan.

Without limiting the generality of the amendment authority pursuant to the preceding paragraph, if shares become payable to you pursuant to this Agreement and, at the time of payment, the number of shares then due to you (together with the number of shares then due under the Plan pursuant to any and all similar stock bonus agreements entered into by the Company under the Plan) exceeds the number of shares of Common Stock then available for issuance within the share limits of the Plan (after taking into account shares that the Company has reserved for purposes of then-outstanding stock options, restricted stock and similar awards under the Plan), the Company may proportionately reduce the number of shares that you (and the holders of any such similar stock bonus agreements) are entitled to such that the share limits of the Plan (after taking into account shares that the Company has reserved for purposes of then-outstanding stock options, restricted stock and similar awards under the Plan) are not exceeded.

Transferability. No benefit payable under, or interest in, this Agreement, the bonus opportunities set forth herein, or any Common Stock due with respect thereto (until such Common Stock has actually been issued) shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such benefit or interest shall be, in any manner, liable for, or subject to, your or your beneficiary’s debts, contracts, liabilities or torts; provided, however, nothing in this section shall prevent a transfer by you (as to any amount then due to you) by will or by applicable laws of descent and distribution.

Tax Withholding. Upon any distribution of shares of Common Stock in respect of this award, and as a condition thereto, you must make adequate provisions to satisfy any withholding obligations which may include authorization for the Company to reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then Fair Market Value (as such term is defined in the Plan), to satisfy any withholding obligations of the Company or its subsidiaries with respect to such distribution of shares at the minimum applicable withholding rates. In the event that you do not elect to satisfy such withholding obligations by such reduction of shares, the Company (or a subsidiary) shall be entitled to require a cash payment by you or on your behalf and/or to deduct from other compensation payable to you any sums required by federal, state or local tax law to be withheld with respect to such distribution. The Company shall reduce the amount of any cash that you are otherwise entitled to receive pursuant to this Agreement by any sums required by federal, state or local tax law to be withheld with respect to such payment.

Governing Law. This Agreement shall be governed by the laws of the State of Florida.

Entire Agreement. This Agreement contains all of the terms and conditions of the bonus opportunities described above and supersedes all prior understandings and agreements, written or oral, between you and the Company or any of its respective affiliates with respect thereto. This Agreement may be amended only by a written agreement, signed by an authorized officer, that expressly refers to this Agreement.

Section 409A. The bonus opportunities reflected in this letter are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). This Agreement shall be construed and interpreted consistent with that intent and so as to avoid any tax, penalty or interest under Section 409A.

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If this Agreement accurately sets forth our understanding with respect to the foregoing matters, please indicate your acceptance by signing this Agreement below and returning it to me. A duplicate copy of this Agreement is included for your records.

Oragenics, Inc.

By:
Print Name:

Title:

Accepted and Agreed:

[Name]

Date: